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                                                                    Exhibit 23.4


                [Brown, Burke Capital Partners, Inc. Letterhead]

                          CONSENT OF FINANCIAL ADVISOR

                                 March 28, 2000

                  We hereby consent to the use of our Fairness Opinion addressed to the Board of Directors of First Sterling Banks, Inc. which is to be used in the Form S- 4 Registration Statement and the Prospectus/Proxy Statement forming a part of this Form S-4 Registration Statement and to all references to our firm in such Prospectus/Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         /s/ Brown, Burke Capital Partners, Inc.

                                         Brown, Burke Capital Partners, Inc.